December 15, 2009

Presstek, Inc.

10 Glenville Street

Greenwich, Connecticut 06831

Re:	Amendment No. 1 to Forbearance and Amendment Agreement

Ladies and Gentlemen:

Reference is hereby made to (a) the Amended and Restated Credit Agreement, dated as of November 5, 2004 (as amended and in effect from time to time, the “Credit Agreement”), among Presstek, Inc. (the “Borrower”), Lasertel Inc., Precision Lithograining Corp., Precision Acquisition Corp., SDK Realty Corp., ABD International, Inc., Presstek Capital Corp., Presstek Overseas Corp., ABD Canada Holdings, Inc., Presstek New York, Inc., Presstek Charitable Fund (collectively, the “Guarantors” and, together with the Borrower, the “Obligors”), the various lending institutions party thereto (collectively, the “Lenders”), and RBS Citizens, National Association (“Citizens”), as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), and (b) the Forbearance and Amendment Agreement dated October 1, 2009 among the Obligors, the Lenders and the Administrative Agent (the “Forbearance Agreement”). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Forbearance Agreement or the Credit Agreement, as applicable.

Pursuant to the terms of the Forbearance Agreement, the Forbearance Termination Date would occur on the date hereof if the First Amendment Effective Date (as defined below) does not occur on the date hereof. The Borrower has advised the Administrative Agent and the Lenders that the Borrower does not have sufficient funds to repay the Obligations in full in cash on the date hereof but that the Borrower does have sufficient funds to repay the Term Loan in full in cash on the date hereof. In connection therewith, the Borrower has requested that the reference to December 15, 2009 in the definition of the Forbearance Termination Date in the Forbearance Agreement be amended as set forth herein, and the Lenders have agreed to amend such reference and certain other provisions of the Forbearance Agreement on the terms and conditions set forth herein.

In connection with the foregoing, the Borrower, the Guarantors, the Administrative Agent and the Lenders have agreed that, as of the First Amendment Effective Date (as defined below), the Forbearance Agreement is hereby amended as follows:

Section 1.       Amendment of Clause (f) of Section 3.       Clause (f) of Section 3 of the Forbearance Agreement is amended and restated in its entirety to read as follows:

(f)        the earlier of (i) the fifth day following the date on which the merger of LT Acquisition Corp. with and into Lasertel, Inc. pursuant to the terms and conditions of the Lasertel Merger Agreement is consummated and Borrower has received the amount that is payable to Borrower on the Closing Date, as defined in the Lasertel Merger Agreement, pursuant to Section 2.6(a) of the Lasertel Merger Agreement, and (ii) March 31, 2010.

Section 2.       Amendment of Section 5(a). Subsection (a) of Section 5 of the Forbearance Agreement is amended by adding the following definitions to the list of definitions therein that are added to Section 1 of the Credit Agreement in their appropriate alphabetical order:

“Amendment No. 1 to Forbearance Agreement” shall mean the Amendment No. 1 to Forbearance Agreement dated December 15, 2009 by and among Borrower, Guarantors, Administrative Agent and Lenders, as amended from time to time.

“Argus” shall mean Argus Management Company.

“First Amendment Effective Date” shall mean the “Amendment Effective Date,” as defined in Amendment No. 1 to Forbearance Agreement.

“Lasertel” shall mean Lasertel, Inc., a corporation organized under the laws of Arizona.

“Lasertel Merger Agreement” shall mean the Agreement and Plan of Merger dated November 20, 2009 (the “Merger Agreement”) by and among Borrower, Lasertel, SELEX England, and certain subsidiaries of SELEX England, as in effect on the First Amendment Effective Date (or as thereafter amended, in the case of any amendment that could reduce the “Final Purchase Price” as such term is defined in the Lasertel Merger Agreement as in effect on the First Amendment Effective Date, with the consent of the Requisite Lenders), pursuant to which, on the terms and conditions set forth in such agreement, Lasertel will be merged into a subsidiary of SELEX England and a cash payment will be made to the shareholders of Lasertel, including Borrower.

“SELEX England” shall mean SELEX Sensors and Airborne Systems Limited, a limited company organized under the laws of England.

Section 3.       Amendment of Section 5(d). Subsection (d) of Section 5 of the Forbearance Agreement is amended and restated in its entirety to read as follows:

(d)       The aggregate Revolving Loan Commitment of the Lenders is hereby reduced to $27,000,000 on and as of the Forbearance Effective Date and prior to the First Amendment Effective Date, and the aggregate Revolving Loan Commitment of the Lenders is hereby reduced to $25,000,000 on and as of the First Amendment Effective Date. The Revolving Loan Commitment of each Lender is hereby reduced as of the Forbearance Effective Date to the amounts set forth in the “Commitment as of Forbearance Effective Date” column on Schedule 2 hereto and as of the First Amendment Effective Date to the amounts set forth in the “Commitments as of First Amendment Effective Date” column on Schedule 2 hereto.

Section 4.       Amendment of Section 5(f). Subsection (f) of Section 5 of the Forbearance Agreement is amended and restated in its entirety to read as follows:

(f)        The following subsection (f) is hereby added to the end of Section 2.6 of the Credit Agreement:

(f)        Borrower shall pay to Administrative Agent, for the pro rata accounts of the Lenders in accordance with the aggregate amount of Obligations owed to each of them, a forbearance fee in the amount of $275,000 (the “Forbearance Fee”). Although $250,000 of such Forbearance Fee is deemed to have been earned and irrevocably due as of the Forbearance Effective Date and $25,000 of such Forbearance Fee is deemed to have been earned and irrevocably due as of the First Amendment Effective Date, $125,000 of the Forbearance Fee shall be due and payable in immediately available funds on the Forbearance Effective Date and the remaining $150,000 of the Forbearance Fee shall be due and payable in immediately available funds on the First Amendment Effective Date.

Section 5.       Amendment of Section 5(h). Subsection (h) of Section 5 of the Forbearance Agreement is amended by amending Section 5.3 of the Credit Agreement, as set forth therein, to amend and restate subsections (b) and (e) of such Section 5.3 to read as follows:

(b)       within thirty (30) days after the financial close date for September 2009 and within thirty (30) days after the financial close date of each month thereafter, consolidated and consolidating financial information for Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of unaudited and preliminary (draft) statements of cash flows as of the close of such month, all prepared in accordance with GAAP but without full footnotes (subject to normal year-end adjustments), which cash flow statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower setting forth a calculation of compliance with clause (e) of Section 3 of the Forbearance Agreement;

(e)       (i) on or before September 30, 2009, projections on a monthly basis, in reasonable detail, of Borrower’s financial results through the remainder of the Fiscal Year ended January 2, 2010, which projections shall include for each month projections of Borrower’s balance sheet and income statement and cash flow, (ii) on or before December 21, 2009, projections on a monthly basis, in reasonable detail, of Borrower’s financial results for the Fiscal Year that commences on January 3, 2010, which projections shall include for each month projections of Borrower’s balance sheet and income statement and cash flow (the projection of cash flow for each such month pursuant to clauses (i) and (ii) of this paragraph being the “Projected Cash Flow Report” for such month), and (iii) on or before January 15, 2010, a report by Argus, in its capacity as a consultant to Borrower, stating in substance that Argus has had access to such information and documents as may in its opinion be necessary to form an opinion regarding the reasonableness of the Projected Cash Flow Report with respect to the months in the Fiscal Year that commences on January 3, 2010 and that, in the opinion of Argus, subject to customary caveats regarding projections of future results and financial condition, the assumptions upon which the Projected Cash Flow Report were based are reasonable assumptions and the Projected Cash Flow Report sets forth reasonable projections of the balance sheets, income statements and cash flow at the end of each month of the Fiscal Year that commences on January 3, 2010, which report shall be addressed to Administrative Agent and Lenders or shall be addressed to Borrower and state that it may be relied on by Administrative Agent and Lenders (a report of Argus delivered in accordance with the foregoing provisions of this clause (iii) being a “Complying Argus Report”), provided, that, if after such review Argus does not believe that the Projected Cash Flow Report for such Fiscal Year sets forth reasonable projections, then Borrower will not be in breach of this clause (iii) if, on or before January 30, 2010, Borrower delivers to Administrative Agent and each Lender a revised Projected Cash Flow Report for each month in the Fiscal Year that commences on January 3, 2010 which revised report is accompanied by a report by Argus that, except for the later delivery date, is a Complying Argus Report; and

Section 6.       Further Amendment of Section 5(h). Subsection (h) of Section 5 of the Forbearance Agreement is further amended by changing the period at the end of subsection (f) of Section 5.3 of the Credit Agreement to “; and” and adding the following subsection (g) to the end of Section 5.3 of the Credit Agreement, as set forth therein:

(g)       (i) simultaneously with Borrower’s or Lasertel’s giving any notice of breach or non-compliance to SELEX England or any of its subsidiaries or any escrow agent pursuant to or with respect to the Lasertel Merger Agreement, a copy of each such notice, (ii) within five (5) days after the receipt by Borrower or Lasertel of any notice of breach or non-compliance from SELEX England or any of its subsidiaries or any escrow agent pursuant to or with respect to the Lasertel Merger Agreement, a copy of each such notice, (iii) within five (5) days after the determination of the “Preliminary WC,” the “Final Net Working Capital,” or the “Final Purchase Price,” as each such term is defined in the Lasertel Merger Agreement as in effect on the First Amendment Effective Date, the amount of such determination, together with any supporting documentation with respect to the calculation thereof that is in the possession of Borrower or Lasertel, and (iv) within five (5) days after the execution of any amendment of the Lasertel Merger Agreement as in effect on the First Amendment Effective Date, a copy of each such amendment.

Section 7.       Amendment of Section 5(i). Subsection (i) of Section 5 of the Forbearance Agreement is amended by amending and restating Section 6.13 of the Credit Agreement, as set forth therein, in its entirety to read as follows:

6.13	Refinancing.

Borrower agrees to use its best efforts to seek equity and/or debt to repay all amounts owing to Lenders (the “Refinancing”), in immediately available funds, prior to the Forbearance Termination Date, and shall provide the Administrative Agent and each Lender, every week (and more often as and when there is a material development or change in such efforts), with a written update (which can be via e-mail) as to the status of such efforts, and, promptly upon receipt thereof, with copies of any and all term sheets and commitment letters and correspondence and documents amending, terminating or rescinding any such term sheets or commitment letters. On or before March 12, 2010, Borrower shall deliver or cause to be delivered to Administrative Agent, in form and content satisfactory to Administrative Agent, a fully executed commitment letter from a bona fide third party setting forth such party’s commitment to the terms of a transaction providing for a repayment in full of all of the Obligations on or before the Forbearance Termination Date.

Section 8.       Further Amendments of Section 5. The following subsections (o) and (p) are added to the end of Section 5 of the Forbearance Agreement:

(o)       Clause (ii) of Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii)       Immediately upon receipt by Borrower of (1) any payment or proceeds from or on account of the Lasertel Merger Agreement or any stock owned by Borrower in Lasertel, Borrower shall prepay the Loans on the date of its receipt of such proceeds in an amount equal to such proceeds, or (2) any other asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 7.8(a) and (b)), Borrower shall prepay the Loans within three (3) Business Days of its receipt of such proceeds in an amount equal to such proceeds, in each case net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, only to the extent not paid to or for the benefit of Affiliates of Borrower), (B) transfer taxes, (C) amounts payable to holders of Liens senior in priority to those securing the Obligations (to the extent that such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

(p) The last sentence of Section 2.2(c) of the Credit Agreement is hereby amended and restated to read as follows:

In the event of any such prepayment of the principal balance of the Swing Line Loan outstanding or of Revolving Credit Advances outstanding, the Revolving Credit Commitment shall be permanently reduced by the amount of any such prepayment.

(q) The following subsection (f) is added to the end of Section 7.1 of the Credit Agreement after subsection (e) thereof:

(f)        Notwithstanding any of the foregoing provisions of this Section 7.1, Borrower and Lasertel may consummate the terms of the Lasertel Merger Agreement so long as (i) immediately upon receipt by Borrower of any payment or proceeds from or on account of the Lasertel Merger Agreement or any stock owned by Borrower in Lasertel, Borrower shall prepay the Loans in accordance with clause (ii) of Section 2.2(b), and (ii) neither Borrower nor Lasertel agrees to any amendment of, or grants any waiver under, or enters into any settlement of any indemnity or other claim by or against it under, the Lasertel Merger Agreement without the prior written consent of the Requisite Lenders.

Section 9.	Conditions to First Amendment Effective Date.

The amendments set forth herein shall be subject to and conditioned on the satisfaction on or before December 16, 2009 of each of the following conditions precedent (the date on or before December 16, 2009 upon which such conditions are satisfied being referred to herein as the “First Amendment Effective Date”):

(a)       This Agreement shall be executed by each of the Obligors, each of the Lenders and the Administrative Agent.

(b)       No Event of Default (other than the Specified Defaults) shall have occurred and be continuing as of the date hereof.

(c)       The Borrower shall have paid to the Administrative Agent, for the accounts of the Term Lenders in accordance with their Pro Rata Shares, the entire outstanding balance of the Term Loan, including all accrued and unpaid interest thereon.

(d)       The Borrower shall have paid to the Administrative Agent, in immediately available funds, for the pro rata accounts of the Lenders in accordance with the aggregate amount of Loans owed to each of them (prior to giving effect to the payment of the Term Loan on the First Amendment Effective Date), the entire remaining unpaid $150,000 balance of the Forbearance Fee due in accordance with Section 2.6(f) of the Credit Agreement (as amended herein).

(e)       The Borrower shall have paid to the Administrative Agent’s counsel, Bingham McCutchen LLP (“Bingham”), in immediately available funds, all reasonable legal fees and disbursements owed to Bingham for the services billed by it on or before the date hereof.

Section 10.	Release.

Borrower and each Guarantor, on behalf of itself and its shareholders, directors, officers, employees, successors and assigns, as the case may be, hereby waives, releases and discharges the Administrative Agent and each Lender and all of the shareholders, affiliates, predecessors, successors and assigns of each of them, and all directors, officers, employees, attorneys and agents of each of them, from any and all claims, demands, actions or causes of action (collectively, “Claims”) arising out of or in any way relating to the Loan Documents and/or any documents, agreements, dealings or other matters connected with the Loan Documents and the administration thereof, whether any such Claim is known or unknown, based on contract, tort, or otherwise, to the extent that any such Claim is based in whole or in part on any event or circumstance that occurred on or before the date of this Agreement. This Release shall remain in effect regardless of when or whether the Forbearance Termination Date occurs.

Section 11.	Entire Agreement; Effectiveness.

This Agreement sets forth the entire understanding and agreement of the parties with respect to the amendment of the Forbearance Agreement by Lenders and Administrative Agent and the amendments provided for herein, and this agreement shall supersede any prior understandings or agreements of the parties with respect to such forbearance and the amendments set forth herein. If the First Amendment Effective Date does not occur on or before December 16, 2009, the Forbearance Agreement shall continue in full force and effect in accordance with its terms and shall not be amended by this agreement.

Section 12.	Governing Law; Amendments; Time of the Essence.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to contracts made and performed in that state and any applicable laws of the United States of America, and this Agreement may not be amended, and none of the provisions herein may be waived, except by a written instrument executed by the parties hereto (or, in the case of a waiver, executed by the party giving such waiver). TIME IS OF THE ESSENCE AS TO ALL OF THE PROVISIONS HEREIN.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

If the foregoing terms and conditions are acceptable to you, please indicate your agreement to those provisions by signing the counterpart of this letter enclosed herewith and returning such counterpart to us.

RBS CITIZENS, NATIONAL ASSOCIATION,

as Administrative Agent and Lender

By: /s/ Paul M. Mongeau

Name: Paul M. Mongeau

Title: Senior Vice-President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Leslie A. Jones

Name: Leslie A. Jones

Title: Vice President

TD BANK, N.A.

By: /s/ Deborah Gravinese

Name: Deborah Gravinese

Title: Senior Vice President

AGREED TO AND ACCEPTED as of the date of the above letter:

PRESSTEK, INC.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President, General Counsel and Secretary

ACKNOWLEDGED AND AGREED TO

BY THE UNDERSIGNED GUARANTORS:

LASERTEL INC.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

PRECISION LITHOGRAINING CORP.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

PRECISION ACQUISITION CORP.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

SDK REALTY CORP.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

ABD INTERNATIONAL, INC.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

PRESSTEK CAPITAL CORP.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

PRESSTEK OVERSEAS CORP.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

ABD CANADA HOLDINGS, INC.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

PRESSTEK NEW YORK, INC.

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

PRESSTEK CHARITABLE FUND

By: /s/ James R. Van Horn

Name: James R. Van Horn

Title: Vice President and Secretary

Schedule 2

Revolving Loan Commitments of Lenders

Lender	Commitment as of Forbearance Effective Date	Commitment as of First Amendment Effective Date

RBS Citizens, National Association	$10,125,000	$9,375,000
Keybank National Association	$10,125,000	$9,375,000
TD Bank, N.A.	$6,750,000	$6,250,000